Exhibit 4.2

SUBORDINATED LOAN AND SECURITY AGREEMENT

THIS SUBORDINATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 8, 2017 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation with a loan production office located at 387 Park Avenue South, 2nd Floor, New York, New York 10016 (“Bank”), and RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), REDWOOD MERGER SUB I, INC., a Delaware corporation (“Redwood I”), REDWOOD MERGER SUB II, INC., a Delaware corporation (“Redwood II”; and together with RhythmOne, and Redwood I are each referred to herein individually as a “Borrower” and are referred to herein individually and collectively and jointly and severally, as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 or, if not defined therein, in the Senior Credit Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the UCC to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of the Subordinated Loan and accrued and unpaid interest thereon and all other Obligations as and when due in accordance with this Agreement.

2.1.1 Subordinated Loan.

(a) Availability. Subject to the terms and conditions of this Agreement (including, without limitation, the conditions set forth in Section 3.1 hereof), Bank shall make one (1) subordinated loan (the “Subordinated Loan”) to Borrower in one advance in an aggregate principal amount not to exceed $35,000,000 (the “Subordinated Loan Limit”) during the Draw Period.

(b) Borrower shall repay the outstanding principal amount of the Subordinated Loan together with all accrued and unpaid interest under the Subordinated Loan in full on the Subordinated Loan Maturity Date. The Subordinated Loan may be repaid prior to the Subordinated Loan Maturity Date, without penalty or premium, subject to the terms and conditions of this Agreement and the Subordination Agreement. Once repaid, the Subordinated Loan may not be reborrowed.

2.2 Mandatory Prepayment. If at any time the aggregate principal amount of the Subordinated Loan exceeds the amount of the Cash Collateral in the Cash Collateral Account, Borrower shall immediately prepay the Subordinated Loan in the full amount of such excess.

2.3 Payment of Interest on the Subordinated Loan.

(a) Subject to Section 2.3(b), the principal amount outstanding under the Subordinated Loan shall accrue interest at a per annum rate equal to the greater of (i) the Prime Rate less one and one-half percent (1.50%) and (ii) two and three-quarters percent (2.75%), which interest shall be payable monthly in accordance with Section 2.3(c) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the Obligations shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Payment; Interest Computation. Interest is payable monthly on the first calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, the date of the making of the Subordinated Loan shall be included and the date of payment shall be excluded; provided, however, that if the Subordinated Loan is repaid on the same day on which it is made, such day shall be included in computing interest on the Subordinated Loan.

(d) Prime Rate. Each change in the interest rate of the Subordinated Loan based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of $25,000, on the Effective Date; and

(b) Unused Credit Facility Fee. Payable quarterly in arrears on January 1, 2018, on the first day of each calendar quarter occurring thereafter prior to the Subordinated Loan Maturity Date, and on the Subordinated Loan Maturity Date, a fee (the “Unused Credit Facility Fee”) in an amount equal to one-half of one percent (0.50%) per annum of the unused portion of the Subordinated Loan Limit, as determined by Bank; and

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(d) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make any loan hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c).

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.6. Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF SUBORDINATED LOAN

3.1 Conditions Precedent to the Subordinated Loan. Bank’s obligation to make the Subordinated Loan is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original Loan Documents (as defined in the Senior Credit Agreement);

(c) satisfaction of all of the conditions set forth in Sections 5.1 and 5.2 of the Senior Credit Agreement;

(d) the Operating Documents and long-form good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) the Subordination Agreement by Borrower in favor of the Administrative Agent (as defined in the Senior Credit Agreement), together with the duly executed original signatures thereto;

(g) certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Subordinated Loan, will be terminated or released;

(h) the Collateral Information Certificates of Borrower, together with the duly executed original signatures thereto;

(i) a legal opinion of Borrower’s counsel dated as of the Funding Date together with the duly executed original signature thereto;

(j) an amount, in cash, equal to the principal amount of the Subordinated Loan to be funded on the Funding Date as collateral (the “Cash Collateral”) shall be on deposit in a Deposit Account at Bank, which Deposit Account shall be subject to a Lien and a Control Agreement in favor of Bank (the “Cash Collateral Account”);

(k) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof;

(l) timely receipt of an executed Notice of Borrowing;

(m) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of the Subordinated Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Subordinated Loan. The funding of the Subordinated Loan is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(n) Bank determines to its satisfaction that no Event of Default has occurred and is continuing as of or on the Funding Date of the Subordinated Loan before and after giving effect to the Subordinated Loan on such date;

(o) all conditions to the consummation of the YuMe Acquisition (as defined in the Senior Credit Agreement) set forth in the YuMe Acquisition Documentation (as defined in the Senior Credit Agreement) shall have been satisfied and the YuMe Acquisition shall have been consummated in accordance with applicable law and the YuMe Acquisition Documentation; and

(p) Bank determines to its satisfaction that there has not been a Material Adverse Change prior to or on the Funding Date of the Subordinated Loan before and after giving effect to the Subordinated Loan on such date.

3.2 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to the Subordinated Loan. Borrower expressly agrees that if the Subordinated Loan is made prior to the receipt by Bank of any such item, it shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of the Subordinated Loan in the absence of a required item shall be in Bank’s sole discretion.

3.3 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Subordinated Loan set forth in this Agreement, to obtain the Subordinated Loan, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time one (1) Business Day prior to the requested Funding Date of the Subordinated Loan. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Notice of Borrowing executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit the proceeds of the Subordinated Loan to the Designated Deposit Account.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make any credit extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only (with respect to Collateral other than the Cash Collateral and the Cash Collateral Account) to Permitted Liens). If Borrower shall acquire a commercial tort claim in excess of $100,000, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of the terms of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the UCC. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5. REPRESENTATIONS AND WARRANTIES

5.1 Senior Credit Agreement Representations and Warranties. Borrower hereby makes each of the representations and warranties set forth in Section 4 of the Senior Credit Agreement, which representations and warranties are incorporated by reference herein, mutatis mutandis. Without limiting the foregoing, all references in such incorporated representations and warranties (i) to “the Administrative Agent” or “the Lenders” therein as incorporated herein shall refer to “Bank”, (ii) to “the Borrower,”

“Holdings’” or “Loan Party(ies)” therein as incorporated herein shall refer to each “Loan Party” as defined herein, (iii) to “the Loan Documents” therein as incorporated herein shall refer to “the Loan Documents” as defined herein, (iv) to the “Revolving Loans”, “Swingline Loans”, and the “Letters of Credit” therein as incorporated herein shall refer to the “Subordinated Loan”, and (v) to “the Obligations” therein as incorporated herein shall refer to “the Obligations” as defined herein.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except (with respect to Collateral other than the Cash Collateral and the Cash Collateral Account) Permitted Liens.

6. AFFIRMATIVE COVENANTS

6.1 Senior Credit Agreement Covenants. Borrower hereby makes each of the affirmative covenants set forth in Section 6 of the Senior Credit Agreement, which covenants are incorporated by reference herein, mutatis mutandis. Without limiting the foregoing, all references in such incorporated covenants (i) to “the Administrative Agent” or “the Lenders” therein as incorporated herein shall refer to “Bank” as defined herein, (ii) to “the Borrower,” “Holdings’” or “the Loan Party(ies)” therein as incorporated herein shall refer to each “Loan Party” as defined herein, (iii) to “the Loan Documents” therein as incorporated herein shall refer to “the Loan Documents” as defined herein, (iv) to the “Revolving Loans”, “Swingline Loans”, and the “Letters of Credit” therein as incorporated herein shall refer to the “Subordinated Loan” as defined herein, and (v) to “the Obligations” therein as incorporated herein shall refer to “the Obligations” as defined herein. Documents required be delivered pursuant to Section 6 of the Senior Credit Agreement shall be deemed to have been delivered pursuant to this Section 6.1 when they are delivered to Bank in accordance with the terms of the Senior Credit Agreement.

6.2 No Withdrawals from Cash Collateral Account. Borrower shall not withdraw any Cash Collateral from the Cash Collateral Account unless the amount so withdrawn is used immediately to repay the principal amount of the Subordinated Loan in an amount equal to the amount so withdrawn.

6.3 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

7.1 Senior Credit Agreement Covenants. Borrower hereby makes each of the negative covenants set forth in Section 7 of the Senior Credit Agreement, which covenants are incorporated by reference herein, mutatis mutandis. Without limiting the foregoing, all references in such incorporated covenants (i) to “the Administrative Agent” or “the Lenders” therein as incorporated herein shall refer to “Bank” as defined herein, (ii) to “the Borrower,” “Holdings” or “the Loan Party(ies)” therein as incorporated herein shall refer to each “Loan Party” as defined herein, (iii) to “the Loan Documents” therein as incorporated herein shall refer to “the Loan Documents” as defined herein, (iv) to the “Revolving Loans”, “Swingline Loans”, and the “Letters of Credit” therein as incorporated herein shall refer to the “Subordinated Loan” as defined herein, and (v) to “the Obligations” therein as incorporated herein shall refer to “the Obligations” as defined herein. In addition, as incorporated herein, Section 7.2(h) of the Senior Credit Agreement shall read as follows herein:

“7.2 (h) the Senior Indebtedness;”

In addition, as incorporated herein, Section 7.3(t) of the Senior Credit Agreement shall read as follows herein:

“7.3 (t) Liens securing the Senior Indebtedness;”

7.2 Collateral. Borrower shall not create, incur, allow, or suffer any Lien on any of its property or permit any of its Subsidiaries to do so, except for (with respect to property other than the Cash Collateral and the Cash Collateral Account) Permitted Liens, permit any Collateral not to be subject to the security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s property, except as is otherwise permitted by the definition of “Permitted Liens” herein or as permitted under Section 9.14 of the Credit Agreement; provided that in no event shall Borrower permit, create, incur, allow, or suffer any Lien on the Cash Collateral or Cash Collateral Account other than Liens in favor of Bank pursuant to the Loan Documents.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on the Subordinated Loan when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Subordinated Loan Maturity Date;

8.2 Senior Credit Agreement Events of Default. Any “Event of Default” as defined in Section 8.1 of the Senior Credit Agreement shall occur, which Events of Default are incorporated by reference herein, mutatis mutandis. Without limiting the foregoing, all references in such incorporated covenants (i) to “the Administrative Agent” or “the Lenders” therein as incorporated herein shall refer to “Bank” as defined herein, (ii) to “the Borrower,” “Holdings” or “the Loan Party(ies)” therein as incorporated herein shall refer to each “Loan Party” as defined herein, (iii) to “the Loan Documents” therein as incorporated herein shall refer to “the Loan Documents” as defined herein, (iv) to the “Revolving Loans”, “Swingline Loans”, and the “Letters of Credit” therein as incorporated herein shall refer to the “Subordinated Loan” as defined herein, and (v) to “the Obligations” therein as incorporated herein shall refer to “the Obligations” as defined herein. In addition, as incorporated herein, Section 8.1(p) of the Senior Credit Agreement shall read as follows herein:

“8.1 (p) any “Default,” “Event of Default” or similar concept thereto (if applicable) under any agreement governing any Senior Indebtedness shall have occurred.

8.3 Material Adverse Change. A Material Adverse Change occurs.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.1(f) of the Senior Credit Agreement as incorporated herein occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the UCC permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make any credit extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all

Obligations have been fully repaid and performed and Bank’s obligation to provide credit extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by the Senior Credit Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, in each case after written demand by Bank therefor, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the UCC, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 Borrower Liability. Either Borrower may, acting singly, request the Subordinated Loan hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting the Subordinated Loan hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay the Subordinated Loan made hereunder, regardless of which

Borrower actually receives said the Subordinated Loan, as if each Borrower hereunder directly received the Subordinated Loan. Each Borrower waives (a) any suretyship defenses available to it under the UCC or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

Borrower:	c/o RhythmOne, LLC 9601 Montgomery Street Suite 1600 San Francisco, CA 94111 Attention: Legal Department Email: legal@rhythmone.com

with a copy to:	Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800 Attention: Mischi a Marca Fax: (415) 693-2222 Email: gmamarca@cooley.com

Bank:	Silicon Valley Bank 387 Park Avenue South, 2nd Floor New York, New York 10016 Attention: Mickey Swift Facsimile No.: (212) 867-0190 E-Mail: Mswift@svb.com

with a copy to:	Riemer & Braunstein, LLP 3 Center Plaza Boston, Massachusetts 02108 Attn.: Charles W. Stavros, Esq. Facsimile No.: (617) 692-3441 E-mail: cstavros@riemerlaw.com

11. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS.

11.1.1 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.1.2 Borrower hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the addresses set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

11.1.3 BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.1.4 Borrower hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Counterparts; Electronic Execution of Assignments.

12.1.1 This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and Bank.

12.1.2 The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.2 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.3 Acknowledgements. Borrower hereby acknowledges that:

12.3.1 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and

12.3.2 Bank has no fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Bank, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

12.4 Termination Prior to Subordinated Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Subordinated Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.5 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents, provided that no Default or Event of Default has occurred and is continuing, Bank may not assign to any Disqualified Lender.

12.6 Indemnification. Section 10.5 of the Senior Credit Agreement is hereby incorporated by reference herein, mutatis mutandis. Without limiting the foregoing, all references in such incorporated covenants (i) to “the Administrative Agent” or “the Lenders” therein as incorporated herein shall refer to “Bank” as defined herein, (ii) to “the Borrower,” “Holdings” or “the Loan Party(ies)” therein as incorporated herein shall refer to each “Loan Party” as defined herein, (iii) to “the Loan Documents” therein as incorporated herein shall refer to “the Loan Documents” as defined herein, (iv) to the “Revolving Loans”, “Swingline Loans”, and the “Letters of Credit” therein as incorporated herein shall refer to the “Subordinated Loan” as defined herein, and (v) to “the Obligations” therein as incorporated herein shall refer to “the Obligations” as defined herein.

12.7 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.8 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9 Confidentiality. Section 10.17 of the Senior Credit Agreement is hereby incorporated by reference herein, mutatis mutandis. Without limiting the foregoing, all references in such incorporated covenants (i) to “the Administrative Agent” or “the Lenders” therein as incorporated herein shall refer to “Bank” as defined herein, (ii) to “the Borrower,” “Holdings” or “the Loan Party(ies)” therein as incorporated herein shall refer to each “Loan Party” as defined herein, (iii) to “the Loan Documents” therein as incorporated herein shall refer to “the Loan Documents” as defined herein, (iv) to the “Revolving Loans”, “Swingline Loans”, and the “Letters of Credit” therein as incorporated herein shall refer to the “Subordinated Loan” as defined herein, and (v) to “the Obligations” therein as incorporated herein shall refer to “the Obligations” as defined herein.

12.10 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH

DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.12 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.14 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Administrative Agent” is SVB, as Administrative Agent under the Senior Loan Documents.

“Agreement” is defined in the preamble hereof.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or Board of Managers (and, if required under the terms of such Person’s Operating Documents, stockholders or members) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or managing member on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including the Notice of Borrowing, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California or the State of New York are authorized or required by law or other governmental action to close.

“Cash Collateral” is defined in Section 3.1(j).

“Cash Collateral Account” is defined in Section 3.1(j).

“Collateral” means:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (excluding Intellectual Property as described below);

(i) all Goods;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property (including all Pledged Collateral);

(m) all Letter-of-Credit Rights;

(n) all Money;

(o) all Books and records pertaining to the Collateral

(p) all other property not otherwise described above; and

(q) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, and the term “Collateral” (including all of the individual items comprising Collateral) shall not include, any Excluded Assets; and provided, further, that notwithstanding the foregoing in no event shall the Cash Collateral or the Cash Collateral Account constitute an “Excluded Asset”.

Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including, without limitation, a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of the Bank’s security interest in such Accounts and such other property of the Borrowers that are proceeds of the Intellectual Property.

“Collateral Information Certificate” is defined in Section 5.1.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the UCC) over such Deposit Account.

“Deposit Account” is any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Deposit Account” is that certain Deposit Account maintained with Bank denominated in Dollars and designated in the Notice of Borrowing.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Draw Period” is the period of time commencing on the date of the closing of the YuMe Acquisition (as defined in the Senior Credit Agreement) through the earlier to occur of (a) April 30, 2018 (or such later date as Bank may agree in writing in its sole discretion) or (b) the occurrence of an Event of Default.

“Effective Date” is defined in the preamble hereof.

“Event of Default” is defined in Section 8.

“Funding Date” is the date on which the Subordinate Loan is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank, including Holdings and R1Demand.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by each Borrower and each Guarantor, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented, including the Guarantee and Collateral Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Lien” is any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Collateral Information Certificate, the Subordination Agreement, any subordination agreement, the Guaranty, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Party”: each Borrower or Guarantor.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Cash Collateral or the Cash Collateral Account or in the value of such Collateral; or (b) a “Material Adverse Effect” as defined in the Senior Credit Agreement.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.3, substantially in the form of Exhibit A, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Liens” are:

(a) Liens in favor of Bank;

(b) Liens on Borrower’s property (other than the Cash Collateral and the Cash Collateral Account) permitted by the terms of Section 7.3 of the Senior Credit Agreement; and

(c) Liens on Borrower’s Collateral (other than the Cash Collateral and the Cash Collateral Account) in favor of the Administrative Agent and the Lenders securing the “Obligations” (as defined in the Senior Credit Agreement) subject to the terms of the Subordination Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Senior Credit Agreement” is that certain Credit Agreement, dated as of November 8, 2017, by and among RhythmOne Plc, a public limited liability company incorporated under the laws of England and Wales with registered number 06223359 (“Parent”), RhythmOne (US) Holding, Inc., a Delaware corporation (“Holdings”), RhythmOne, R1Demand, Perk (RhythmOne, R1Demand, Perk each individually as a “Borrower” thereunder and collectively and jointly and severally, as the “Borrower” thereunder), the several banks and other financial institutions or entities from time to time party thereto as lenders, SVB, as the Issuing Lender and the Swingline Lender, and the Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Indebtedness” is the Indebtedness (as such term is defined in the Senior Credit Agreement) incurred by the Borrower (as such term is defined in the Senior Credit Agreement) and the other Loan Parties (as such term is defined in the Senior Credit Agreement) to the Administrative Agent and the Lenders (as such term is defined in the Senior Credit Agreement) pursuant to the Senior Loan Documents.

“Senior Loan Documents” is collectively, the Senior Credit Agreement, any Loan Document (as defined in the Senior Credit Agreement) and any other agreement, certificate, document or instrument executed or delivered by any Group Member (as defined in the Senior Credit Agreement) evidencing or securing the Senior Indebtedness.

“Subordinated Loan” is the subordinated loan made by Bank pursuant to the terms of Section 2.1.1(a) hereof.

“Subordinated Loan Limit” is defined in Section 2.1.1(a).

“Subordinated Loan Maturity Date” is the earlier to occur of (i) the date that is 120 days after the Funding Date of the Subordinated Loan and (ii) July 30, 2018 (or such later date as Bank may agree in writing in its sole discretion).

“Subordination Agreement” is the agreement, dated as of the Effective Date, by and between Bank and the Administrative Agent whereby Bank subordinates the Liens in favor of Bank created hereunder to the Liens in favor of the Administrative Agent created pursuant to the Senior Loan Documents and whereby Bank subordinates its right to receive payments in respect of the Subordinated Loan and the other Obligations (as defined herein) to payment in full of the Senior Indebtedness and all other Obligations (as defined in the Senior Loan Documents), in each case as provided in such Subordination Agreement.

“SVB” is Silicon Valley Bank.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Unused Subordinated Loan Facility Fee” is defined in Section 2.4(b).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

RHYTHMONE, LLC

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

REDWOOD MERGER SUB I, INC.

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

REDWOOD MERGER SUB II, INC.

By:	/s/ Edward Reginelli
Name: Edward Reginelli
Title: Chief Financial Officer

[Signature Page to Subordinated Loan Agreement]

BANK:

SILICON VALLEY BANK

By: /s/ Mickey Swift
Name: Mickey Swift
Title: Vice President

[Signature Page to Subordinated Loan and Security Agreement]

EXHIBIT A

FORM OF NOTICE OF BORROWING

Date:

To: Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Attention: CFD Operations

Email: CFDOperations@svb.com

[also include email address of SVB account officer for Borrower]

RE: Loan and Security Agreement dated as of November 8, 2017 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among SILICON VALLEY BANK, a California corporation with a loan production office located at 387 Park Avenue South, 2nd Floor, New York, New York 10016 (“Bank”), and RHYTHMONE, LLC, a California limited liability company (“RhythmOne”), REDWOOD MERGER SUB I, INC., a Delaware corporation (“Redwood I”), REDWOOD MERGER SUB II, INC., a Delaware corporation (“Redwood II”; and together with RhythmOne, and Redwood I are each referred to herein individually as a “Borrower” and are referred to therein collectively and jointly and severally, as “Borrower”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.3 of the Loan Agreement, of the borrowing of the Subordinated Loan.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2. The Designated Deposit Account is:

[         ]

3. The aggregate amount of the requested Subordinated Loan is $                      .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Subordinated Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b) no Event of Default has occurred and is continuing, or would result from such proposed Subordinated Loan.

2

BORROWER: RHYTHMONE, LLC

By:

Name:

Title:

REDWOOD MERGER SUB I, INC.

By:
Name:
Title:

REDWOOD MERGER SUB II, INC.

By:

Name:

Title:

3